Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated June 14, 2012

JPMorgan ETN report

The table below summarizes certain data related to the Alerian MLP Index ETNs (the "Notes" or the "ETNs")

Product Name	CUSIP	Ticker	Date	Closing Price ($)	Indicative Value Ticker	Closing Indicative Value ($)	Maximum Number of Authorized Notes	Number of Notes	Number of Notes held by JPMorgan	Market Capitalization	Total Assets	Last Coupon per Note ($)	Last Coupon Ex-Date	Fee
JPMorgan Alerian MLP Index ETN	46625H365	AMJ	6/14/2012	$36.27	AMJIV	$36.31	129,000,000	117,950,000	2,279,438	$4,195,371,284	$4,282,764,500	0.5187	5/24/2012	0.85% p.a.

The ETNs are unsecured and unsubordinated debt obligations of JPMorgan Chase & Co. and accordingly, are exposed to the credit risk of JPMorgan Chase & Co. For additional information please see "Recent Developments" on page PS-1 of the most recent pricing supplement related to these ETNs provided below.

Definitions

"Closing Price" means the last trade reported as of the date shown.

"Closing Indicative Value" means the last level calculated for the intraday indicative value of the ETN for the relevant day. The intraday indicative value (the "IIV") is meant to approximate the intrinsic value of the ETN. The IIV calculation is provided for reference purposes only. It is not intended as a price or quotation. The IIV will be based on the intraday intrinsic values of the Alerian MLP Index, and may not be equal to the payment at maturity or upon early repurchase. It is possible that maximum issuance authorization may cause the ETNs to trade at a premium in relation to the Closing Indicative Value and/or IIV. Investors that pay a premium for the ETNs could incur significant losses if those investors sell their ETNs at a time when the premium is no longer present.

"Maximum Number of Authorized Notes" means the total number of notes that are currently authorized by JPMorgan Chase & Co. for issuance

"Number of Notes" means the total number of notes that have been issued, including those held by JPMorgan Chase & Co. or one of its affiliates.

"Number of Notes held by JPMorgan" means the total number of notes, shown in thousands, that are currently held by JPMorgan Chase & Co. or one of its affiliates.

"Market Capitalization" means the Number of Notes minus the Number of Notes held by JPMorgan multiplied by the Closing Price.

"Total Assets" means the product of the Number of Notes and the Closing Indicative Value.

"Last Coupon per Note" means the most recent Coupon Amount paid by the issuer of the Note to investors. Please see the relevant Pricing Supplement for the definition of Coupon Amount.

"Last Coupon Ex-Date" means the "ex-date" with respect to the most recent Coupon Amount, as more fully described in the relevant Pricing Supplement.

"Fee" refers to the to the Tracking Fee as defined in the relevant Pricing Supplement.

You should read the most recent pricing supplement related to these ETNs dated May 22, 2012 before you make an investment. You may access this pricing supplement on the SEC website at www.sec.gov as follows:
http://www.sec.gov/Archives/edgar/data/19617/000089109212002956/e48583_424b2.htm

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, pricing supplement and term sheet if you so request by calling toll-free 800-576-3529.

Free Writing Prospectus Related to Registration Statement No. 333-1777923
To the extent there are any inconsistencies between this free writing prospectus and the relevant pricing supplement, the relevant pricing supplement, including any hyperlinked information, shall supersede this free writing prospectus.

Investment suitability must be determined individually for each investor. The financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult their own advisors on these matters.
IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties. The tax consequences of the ETNs are uncertain.

"Alerian MLP Index and Alerian MLP Total Return Index are trademarks of an affiliate of Alerian Capital Management, LLC and their use is granted under a license with such affiliate."

June 14, 2012